EXHIBIT 10.6

                           REVOLVING CREDIT AGREEMENT
                                                           September 15, 1998


         CyBear, Inc. ("CyBear"), promises to pay to Andrx Corporation, a Florida corporation ("Andrx") or order, at 4001 SW 47 Avenue, Suite 201, Ft. Lauderdale, Florida or such other address as may be designated by Andrx in writing from time to time such sum that has been advanced to CyBear by Andrx (the "Principal Amount"), plus interest thereon at the rate hereafter set forth.


         1. Interest shall accrue on the unpaid Principal Amount of this Agreement from the date hereof until the Principal Amount is repaid in full, at an interest rate equal to Prime Rate of Interest plus 1/2% per annum. All computations of the interest rate hereunder shall be made on the basis of a year of 365 days on the actual number of days (including the first day but excluding the last day) any Principal Amount is outstanding.

         2. This Agreement reflects the agreement by Andrx to continue to fund CyBear's operations until CyBear is in a position to raise at least $4,000,000 of its own financing (whether debt or equity) or 12 months from the date CyBear completes its merger with 1997 Corp., whichever date is earlier (the "Maturity Date"). Andrx agrees to make at least $3,000,000 available to CyBear on CyBear's demand. The Principal Amount and all interest thereon shall be paid to Andrx on the Maturity Date or at such other time and manner as the parties hereto agree, in writing.

         3. Andrx shall keep a record of the amount and the date of the making of each advance pursuant to this Agreement and each payment of principal with respect thereto by endorsing such information on the schedule annexed hereto and made a part hereof. Andrx shall promptly provide to CyBear a copy of each newly endorsed modification to the schedule.

         4. Both principal and interest are payable in lawful money of the United States of America to the account of Andrx by wire transfer of same day funds to the account of Andrx at such banking institution as Andrx designates or, if requested by Andrx, by certified or bank cashier's check payable to Andrx mailed to Andrx at the address of Andrx as set forth on the records of CyBear or such other address as shall be designated in writing by Andrx to CyBear.

         5. If any payment due under this Agreement is not paid within thirty
(30) days of the date it is due or CyBear fails to perform any of its obligations in connection with this Agreement (such event being herein referred to as a "Default"), Andrx has the right to declare all amounts under this Agreement immediately due and payable and to require that CyBear thereafter pay interest at the rate of 18% per annum on the outstanding Principal Amount, beginning on the date the payment was due or the date the non-payment Default occurred and ending on the date such Default has been cured to Andrx's satisfaction.

          6. CyBear hereby (i) agrees to perform and comply with each of the terms, covenants and provisions contained in this Agreement, (ii) waives presentment and demand for payment, notice of dishonor, protest and notice of protest, and (iii) agrees to pay all of Andrx costs of collection when incurred, including reasonable attorneys' fees and expenses.

          7. This Agreement is subject to the express condition that at no time shall CyBear be obligated or required to pay interest on the principal balance at a rate which could subject Andrx to either civil or criminal liability as a result of being in excess of the maximum rate which CyBear is permitted by law to contract or agree to pay. If by the terms of this Agreement CyBear is at any time required or obligated to pay interest on the principal balance at a rate in excess of such maximum rate, the interest rate due hereunder shall be immediately reduced to such maximum rate and interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance.

          8. The amounts due under or pursuant to this Agreement may be prepaid in whole or in part without penalty or premium.

          9. This Agreement may not be changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of such change or termination is sought.

         10. CyBear represents that the obligations and debt referred to in this Agreement are valid, binding and enforceable against it.

         11. This Agreement shall be governed by and construed under the laws of the State of Florida.

         CyBear and Andrx have duly executed this Revolving Credit Agreement on the day and year set forth above.


CyBear, Inc.                                     Andrx Corporation



By: _________________________                    By: _________________________
Name:                                            Name:
Title:                                           Title: